EXHIBIT 99.1

Investor Contact:	Nancy Christal	Media Contact:	Todd Andrews
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD FOURTH QUARTER AND ANNUAL RESULTS

•	FOURTH QUARTER DILUTED EPS INCREASED TO $0.64
•	2003 DILUTED EPS INCREASED 17.7% TO $2.06

WOONSOCKET, RHODE ISLAND, February 12, 2004 - CVS Corporation (NYSE: CVS), today announced sales and earnings for the fourth quarter and the year ended January 3, 2004.

Net sales for the fourteen-week period ended January 3, 2004 increased 17.5% to a record $7.45 billion, up from $6.34 billion during the thirteen-week period ended December 28, 2002. Same store sales (sales from stores open more than one year) for the fourteen-week period increased 7.4% over the comparable prior year fourteen-week period, while pharmacy same store sales rose 9.1% and front-end same store sales increased 3.9%. For the fifty-three week period ended January 3, 2004 net sales increased 10.0% to a record $ 26.59 billion, compared to $24.18 billion during the fifty-two week period ended December 28, 2002. Same store sales for the fifty-three week period increased 5.8% over the comparable prior year fifty-three week period, while pharmacy same store sales increased 8.1% and front-end same store sales increased 1.2%. Total pharmacy sales represented 67.8% of total company sales for the quarter and 68.8% for the year, while third party prescription sales were 93.3% of pharmacy sales for the quarter and 93.2% for the year.

Net earnings for the fourteen-week fourth quarter increased 31.6% to $263.4 million or $0.64 per diluted share, compared with net earnings of $200.1 million or $0.49 per diluted share in the thirteen-week fourth quarter of 2002. The Company’s fourth quarter results were driven by strong sales growth and a significant improvement in gross margin, which resulted from a reduction in inventory losses, a strong flu season and an improved sales mix.

Net earnings for the year increased to $847.3 million, or $2.06 per diluted share, up 17.7% from the $1.75 per diluted share reported in 2002. The Company’s results for the year were better than anticipated primarily due to the unusual severity of the flu season and the results of the 53rd week, which surpassed original expectations. The Company estimates that the 53rd week added approximately $0.05 per diluted share, or $0.02 per diluted share more than original expectations.

“2003 was the best year in our 40-year history, with sales hitting an all-time high of $26.6 billion. Our new store expansion program is having an increasingly positive impact on our total revenues as we continue to add more net new stores,” stated Tom Ryan, Chairman, President, and CEO of CVS Corporation. “Across the Company, we have established tremendous momentum as we work to make CVS the easiest pharmacy for customers to use.”

“I am very pleased with our financial performance, which was characterized by significant gross margin improvement and solid cost containment, despite planned investments to drive future growth,” continued Mr. Ryan. “Our balance sheet remains among the best in our industry, with low leverage and excellent working capital ratios. In fact, we exceeded our annual inventory turnover goal, placing us in an industry-leading position among national retailers on that important productivity measure.”

For the year, CVS opened 150 new stores, closed 58 and relocated 125 others. As of January 3, 2004, CVS operated 4,179 retail and specialty pharmacy stores in 32 states and the District of Columbia.

As reported in a separate press release today, January sales increased 6.9% to $2.04 billion, compared to $1.91 billion in the prior year period. January same store sales rose 5.6% while pharmacy same store sales increased 8.2% and front-end same store sales were nearly flat to last year.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s web site at http://investor.CVS.com on the Investor Relations page to hear the call live, or to listen to an archive of the call which will be available for a one-week period following the call.

Celebrating more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its over 4,100 CVS/pharmacy® stores, its online pharmacy; CVS.com® and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare Management Services. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and its Quarterly Report on Form 10-Q for the third quarter ended September 27, 2003.

– Tables Follow –

CVS CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended		Fiscal Year Ended
In millions, except per share amounts	January 3, 2004 (14 weeks)	December 28, 2002 (13 weeks)	January 3, 2004 (53 weeks)	December 28, 2002 (52 weeks)
Net sales	$7,452.2	$6,344.9	$26,588.0	$24,181.5
Cost of goods sold, buying and warehousing costs	5,487.1	4,732.2	19,725.0	18,112.7

Gross margin	1,965.1	1,612.7	6,863.0	6,068.8
Selling, general and administrative expenses	1,438.6	1,198.4	5,097.7	4,552.3
Depreciation and amortization	87.9	79.4	341.7	310.3

Total operating expenses	1,526.5	1,277.8	5,439.4	4,862.6

Operating profit	438.6	334.9	1,423.6	1,206.2
Interest expense, net	11.0	12.1	48.1	50.4

Earnings before income tax provision	427.6	322.8	1,375.5	1,155.8
Income tax provision	164.2	122.7	528.2	439.2

Net earnings	263.4	200.1	847.3	716.6
Preference dividends, net of income tax benefit	3.6	3.7	14.6	14.8

Net earnings available to common shareholders	$259.8	$196.4	$832.7	$701.8

Basic earnings per common share:
Net earnings	$0.66	$0.50	$2.11	$1.79

Weighted average basic common shares outstanding	395.2	392.9	394.4	392.3

Diluted earnings per common share: (1)
Net earnings	$0.64	$0.49	$2.06	$1.75

Weighted average diluted common shares outstanding	410.8	405.4	407.7	405.3

Dividends declared per common share	$0.0575	$0.0575	$0.2300	$0.2300

(1)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.6 million and $1.7 million for the fourteen weeks ended January 3, 2004 and thirteen weeks ended December 28, 2002 respectively. The dilutive earnings adjustment was $6.3 million and $6.7 million for the fifty-three weeks ended January 3, 2004 and the fifty-two weeks ended December 28, 2002 respectively.

CVS CORPORATION

Consolidated Balance Sheets

(Unaudited)

In millions, except share and per share amounts	January 3, 2004	December 28, 2002
Assets:
Cash and cash equivalents	$843.2	$700.4
Accounts receivable, net	1,349.6	1,019.3
Inventories	4,016.5	4,013.9
Deferred income taxes	252.1	216.4
Other current assets	35.1	32.1

Total current assets	6,496.5	5,982.1

Property and equipment, net	2,542.1	2,215.8
Goodwill	889.0	878.9
Intangible assets, net	403.7	351.4
Deferred income taxes	—	6.6
Other assets	211.8	210.5

Total assets	$10,543.1	$9,645.3

Liabilities:
Accounts payable	$1,666.4	$1,707.9
Accrued expenses	1,499.6	1,361.2
Short-term borrowings	—	4.8
Current portion of long-term debt	323.2	32.0

Total current liabilities	3,489.2	3,105.9

Long-term debt	753.1	1,076.3
Deferred income taxes	41.6	—
Other long-term liabilities	237.4	266.1

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,541,000 shares at January 3, 2004 and 4,685,000 shares at December 28, 2002	242.7	250.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 410,187,000 shares at January 3, 2004 and 409,286,000 shares at December 28, 2002	4.1	4.1
Treasury stock, at cost: 14,803,000 shares at January 3, 2004 and 16,215,000 shares at December 28, 2002	(428.6)	(469.5)
Guaranteed ESOP obligation	(163.2)	(194.4)
Capital surplus	1,557.2	1,546.6
Accumulated other comprehensive loss	(36.9)	(44.6)
Retained earnings	4,846.5	4,104.4

Total shareholders’ equity	6,021.8	5,197.0

Total liabilities and shareholders’ equity	$10,543.1	$9,645.3

CVS CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
In millions	January 3, 2004 (53 weeks)	December 28, 2002 (52 weeks)
Cash flows from operating activities:
Net earnings	$847.3	$716.6
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	341.7	310.3
Deferred income taxes and other noncash items	41.1	71.8
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(311.1)	(53.1)
Inventories	2.1	(95.3)
Other current assets	(3.0)	12.5
Other assets	(0.4)	(35.3)
Accounts payable	(41.5)	172.0
Accrued expenses	116.5	105.0
Other long-term liabilities	(23.8)	0.3

Net cash provided by operating activities	968.9	1,204.8

Cash flows from investing activities:
Additions to property and equipment	(1,121.7)	(1,108.8)
Proceeds from sale-leaseback transactions	487.8	448.8
Acquisitions (net of cash acquired) and investments	(133.1)	(93.5)
Proceeds from sale or disposal of assets	13.4	17.7

Net cash used in investing activities	(753.6)	(735.8)

Cash flow from financing activities:
Reductions in short-term borrowings	(4.8)	(230.9)
Dividends paid	(105.2)	(104.9)
Additions to long-term debt	—	300.0
Reductions in long-term debt	(0.8)	(3.1)
Proceeds from exercise of stock options	38.3	34.0

Net cash used in financing activities	(72.5)	(4.9)

Net increase in cash and cash equivalents	142.8	464.1
Cash and cash equivalents at beginning of period	700.4	236.3

Cash and cash equivalents at end of period	$843.2	$700.4